Exhibit 99.1(b)

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ORDERED in the Southern District of Florida on September 24, 2009.

Erik P. Kimball, Judge United States Bankruptcy Court

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF FLORIDA
WEST PALM BEACH DIVISION
www.flsb.uscourts.gov

In re:	Chapter 11

QSGI, INC.	Case No. 09-23658-BKC-EPK
QSGI-CCSI, INC.	Case No. 09-23659-BKC-EPK
QUALTECH SERVICES GROUP, INC.	Case No. 09-23660-BKC-EPK

Debtors. ____________________________/	Jointly Administered

ORDER PURSUANT TO 11 U.S.C. §§ 105, 363, AND 365 OF THE BANKRUPTCY
CODE (A) APPROVING THE SALE OF SUBSTANTIALLY ALL OF THE ASSETS OF
THE DCM DIVISION OF QUALTECH SERVICES GROUP, INC. FREE AND CLEAR
OF ALL LIENS, CLAIMS, ENCUMBRANCES AND INTERESTS; (B) APPROVING
THE ASSUMPTION AND ASSIGNMENT OF EXECUTORY CONTRACTS AND
UNEXPIRED LEASES; AND (C) GRANTING RELATED RELIEF

This matter came before the Court for hearing on September 21, 2009 at 10:30 a.m. upon the motion of the Debtors-in-Possession, QSGI, Inc., QSGI-CCSI, Inc. and Qualtech Services Group, Inc. (collectively, the "Debtors"), for entry of an order (a) authorizing and approving the sale by the Debtors of all the Purchased Assets (as defined in the Sale Agreement) (the "Assets") free and clear of interests, liens, claims and encumbrances, to SMS Maintenance, LLC (the

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"Purchaser") pursuant to that certain Asset Purchase Agreement dated as of September 15, 2009 (as amended, modified or supplemented from time to time, the "Sale Agreement")1, which represents the highest and best bid received by the Debtors in connection with a sale process and auction prescribed by the Bid Procedures Order (as defined herein), and (b) authorizing the assumption and assignment of certain executory contracts and unexpired leases, and (c) granting related relief (DE 103) (the "Motion"); and it appearing that due notice having been given of the Motion and of the final hearing regarding the Motion (the "Sale Hearing"); and the appearances of all interested parties and all responses and objections to the Motion, if any, having been duly noted in the record of the Sale Hearing; and the Court having reviewed the Motion and having taken judicial notice of the Court file in these cases in their entirety; and upon the record of the Sale Hearing and being otherwise duly advised in the premises and after due deliberation and sufficient cause having been shown therefor,

IT IS HEREBY FOUND AND DETERMINED THAT:

A.          The findings and conclusions set forth herein constitute the Court's findings of fact and conclusions of law pursuant to Bankruptcy Rules 7052 and 9014.2

B.          The Court has jurisdiction over the Motion and the transactions contemplated by the Sale Agreement (the "Transactions") pursuant to 28 U.S.C. §§ 157 and 1334, and this matter is a core proceeding pursuant to 28 U.S.C. § 157(b)(2)(A) and (N). Venue of these cases and the Motion in this district is proper under 28 U.S.C. §§ 1408 and 1409.

1	Capitalized terms used but not defined in this Order shall have the meanings given to such terms in the Sale Agreement, a copy of which was filed as docket entry 123 .

2	To the extent any of the following findings of fact constitute conclusions of law, they are adopted as such.
To the extent any of the following conclusions of law constitute findings of fact, they are adopted as such.

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C.            The statutory predicates for the relief sought in the Motion are sections 105, 363, and 365 of the Bankruptcy Code and Bankruptcy Rules 2002, 6004, 6006, and 9014.

D.           This Court entered an order approving an auction and bid procedures on September 15, 2009 (DE 118) (the "Bid Procedures Order"), and the Bid Procedures Order has become a final and non-appealable Order. Due, proper, timely, adequate, and sufficient notice of the bid procedures set forth in the Bid Procedures Order (the "Bid Procedures") has been given in accordance with the provisions of sections 102(1) and 363 of the Bankruptcy Code and Bankruptcy Rules 2002 and 6004. No other or further notice of the Bid Procedures is or shall be required.

E.          The Debtors and their professionals complied in all respects with the Bid Procedures Order. At the conclusion of the Auction, the Sale Agreement was determined to be the highest and best bid for the Assets.

F.          As evidenced by the certificates of service previously filed with the Court, (i) proper, timely, adequate, and sufficient notice of the Motion, the Sale Hearing, the sale of the Assets, the terms and conditions of the Sale Agreement, the assumption and assignment of the Assumed Contracts, and all of the other Transactions has been provided in accordance with sections 102(1), 363, and 365 of the Bankruptcy Code, Bankruptcy Rules 2002, 6004, and 9014, and the local rules of this Court, (ii) such notice was good, sufficient, and appropriate under the particular circumstances, and (iii) except as otherwise set forth in this Order, no other or further notice of the Motion, the Sale Hearing, the sale of the Assets, or the assumption and assignment of any Assumed Contracts is or shall be required.

G.          As demonstrated by (i) evidence proffered or adduced at the Sale Hearing, and (ii) the representations of counsel made on the record at the Sale Hearing, the Debtors and their

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professionals have marketed the Assets and conducted the sale process with respect thereto in compliance with the Bid Procedures and the Bid Procedures Order.

H.          Through marketing efforts and a competitive sale process, including (i) the extensive marketing of the Assets prior to the entry of the Bid Procedures Order, and (ii) seeking competing offers for the Assets through notice of the Motion and pursuant to the Bid Procedures set forth in the Bid Procedures Order, the Debtors and their professionals afforded interested potential purchasers a full, fair, and reasonable opportunity to make an offer to purchase the Assets.

I.          The Debtors (i) have full corporate power and authority to execute the Sale Agreement and all other documents contemplated thereby (collectively, the "Sale Documents"), and the sale of the Assets by the Debtors have been duly and validly authorized by all necessary corporate action of the Debtors, (ii) have all of the corporate power and authority necessary to consummate the Transactions, (iii) have taken all corporate action necessary to authorize and approve the Sale Documents and the consummation by the Debtors of the Transactions contemplated thereby, and (iv) no consents or approvals are required for the Debtors to consummate the Transactions.

J.          The Debtors have demonstrated and proven to the satisfaction of this Court good, sufficient, and sound business purposes and justifications for the sale of the Assets and consummation of the Transactions contemplated by the Sale Agreement and this Order, pursuant to section 363(b) of the Bankruptcy Code. Entry into the Sale Agreement and consummation of the Transactions constitute the exercise by the Debtors of sound business judgment and such acts are in the best interests of the Debtors, their estates, and their creditors. The business reasons justifying the sale of the Assets include, but are not limited to, the facts that (a) the. Sale

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Agreement constitutes the highest and best offer for the Assets; (b) the Sale Agreement and the Closing of the Transactions will present the best opportunity to realize the value of the Assets; and (c) the consideration provided by Purchaser for the purchase of the Assets pursuant to the Sale Documents exceeds what the Debtors would be able to realize in a separate liquidation of the Assets.

K.           The Sale Agreement must be approved and consummated promptly because there is a significant risk that the value of the Assets would deteriorate before the effective date of a confirmed plan of reorganization in the Debtors' cases.

L.           The Sale Documents and the. Transactions contemplated by the Sale Documents were negotiated and have been and are undertaken by the Debtors and Purchaser at arm's length, without collusion or fraud, and in good faith within the meaning of section 363(m) of the Bankruptcy Code. As a result of the foregoing, the Debtors and Purchaser are entitled to the protections of section 363(m) of the Bankruptcy Code. Neither the Debtors nor Purchaser have engaged in any conduct that would cause or permit the Sale Agreement or any other Sale Document to be avoided under section 363(n) of the Bankruptcy Code. Purchaser has not otherwise violated section 363(n) by any action or inaction, and the Transactions, do not violate the provisions of section 363(n) of the Bankruptcy Code.

M.          The aggregate consideration provided by Purchaser for the Assets pursuant to the Sale Documents (i) is fair and reasonable, (ii) is the highest or best offer for the Assets, and (iii) will provide a greater recovery for the Debtors' creditors than would be provided by any other practical, available alternative. The terms and conditions of each of the Sale Documents are fair and reasonable. Therefore, the sale contemplated by the Sale Agreement is in the best interests of the Debtors and their estates, creditors, and other parties in interest and is an exercise of their

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sound business judgment. In addition, the relief requested in the Motion (including, without limitation, the approval of the Sale Documents, the sale of the Assets, and the other Transactions) is a necessary and appropriate step toward enabling the Debtors to successfully conclude these Chapter 11 cases and is otherwise in the best interests of the Debtors, their creditors, their estates, and all other parties in interest in these cases.

N.          A reasonable opportunity to object or be heard regarding the relief requested in the Motion has been afforded to all interested persons and entities (including all nondebtor parties to the Assumed Contracts, if any).

0.           The transfer of the Assets to Purchaser will be a legal, valid, and effective transfer of the Assets and, except as otherwise set forth in the Sale Documents, will vest Purchaser with all right, title, and interest of the Debtors in and to the Assets entirely free and clear of all liens, encumbrances, Claims and interests of any kind or nature whatsoever, including (but not limited to) (i) liens and Claims that purport to give to any party a right or option to effect any forfeiture, modification, right of first refusal, or termination of the Debtors' or Purchaser's interest in the Assets, or any similar rights, (ii) liens and Claims relating to taxes arising under, out of, in connection with, or in any way relating to the operation of the Assets prior to the Closing, and (iii) (A) all mortgages, deeds of trust, security interests, conditional sale or other title retention agreements, pledges, liens, judgments, demands, encumbrances, rights of first refusal, or charges of any kind or nature, including, but not limited to, any restriction on the use, transfer, receipt of income or other exercise of any attributes of ownership, and (B) all debts arising in any way in connection with any agreements, acts, or failures to act, of the Debtors or any of the Debtors' predecessors or affiliates, Claims, obligations, liabilities, demands, guaranties, options, rights, contractual or other commitments, restrictions, interests, and matters of any kind and nature,

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whether known or unknown, contingent or otherwise, whether arising prior to or subsequent to the commencement of these cases, and whether imposed by agreement, understanding, law, equity or otherwise, including (but not limited to) claims otherwise arising under doctrines of successor liability (collectively, "Interests"), other than the Assumed Liabilities.

P.          Purchaser would not have entered into the Sale Agreement and would not consummate the Transactions contemplated thereby, thus adversely affecting the Debtors, their estates, and their creditors, if the sale of the Assets to Purchaser and the assignment of the Assumed Contracts were not entirely free and clear of all Interests of any kind or nature whatsoever (other than as set forth in the Sale Agreement), or if Purchaser would, or in the future could, be liable for any of the Interests.

Q.          The Debtors may sell the Assets entirely free and clear of all Interests of any kind or nature whatsoever (except for the Assumed Liabilities) because, in each case, one or more of the standards set forth in section 363(f)(1)-(5) of the Bankruptcy Code has been satisfied. Specifically, each entity with a security interest in any of the Assets has consented to their sale, is deemed to have consented to their sale, or could be compelled in a legal or equitable proceeding to accept a money satisfaction of such interest, or the sale of the Assets otherwise satisfies the requirements of section 363(f) of the Bankruptcy Code. To that end, those nondebtor parties with Interests in the Assets who did not object, or who withdrew their objections, to the Sale Agreement or the Motion are deemed to have consented to such sale pursuant to sections 363(f)(2) and 365 of the Bankruptcy Code. Those nondebtor parties with Interests in the Assets who did object fall within one or more of the other subsections of sections 363(f) and 365 of the Bankruptcy Code and are adequately protected by having their Interests, if any, attach to the cash proceeds of the Transactions ultimately attributable to the property against

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or in which they assert an Interest with the same validity, force, and effect which they now have, subject to any claims and defenses the Debtors and/or other parties in interest possess with respect thereto.

R.          The Debtors have demonstrated that it is an exercise of their sound business judgment to allow the Debtors to assume and assign the Assumed Contracts pursuant to the terms of the Sale Agreement, and the assumption, assignment, and sale of the Assumed Contracts pursuant to the Sale Agreement is in the best interests of the Debtors, their estates, and their creditors. The Assumed Contracts are an integral part of the Assets and, accordingly, the assumption, assignment, and sale of the Assumed Contracts are reasonable, enhance the value of the Debtors' estates, and do not constitute unfair discrimination.

S.          The Debtors have (i) provided adequate assurance of cure by the Debtors of any default existing prior to the date hereof under any of the Assumed Contracts to be assumed and assigned in connection with the Closing, within the meaning of section 365(b)(1)(A) of the Bankruptcy Code, and (ii) provided adequate assurance of compensation to any nondebtor party for any actual pecuniary loss to such nondebtor party resulting from a default prior to the date hereof under any of the Assumed Contracts to be assumed and assigned at the time of the Closing, within the meaning of section 365(b)(1)(B) of the Bankruptcy Code. Purchaser has provided adequate assurance of its future performance of and under the Assumed Contacts to be assumed and assigned at the time of the Closing, within the meaning of section 365(f)(2)(B) of the Bankruptcy Code. Thus, the Debtors have, to the extent necessary, satisfied the requirements of sections 365(b)(1) and 365(f)(2) of the Bankruptcy Code in connection with the sale, assumption, and assignment of the Assumed Contracts to Purchaser.

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T.           Approval of the Sale Documents, approval of the assumption, assignment, and sale of the Assumed Contracts, and consummation of the sale of the Assets at this time are in the best interests of the Debtors, their creditors, their estates, and other parties in interest.

U.           Time is of the essence in closing the Transactions, and the Debtors and Purchaser intend to close the sale of the Assets and the other Transactions as soon as possible.

For all of the foregoing and after due deliberation, the Court ORDERS, ADJUDGES, AND DECREES THAT:

General Provisions

1.           The Motion is GRANTED.

2.           Any and all objections and responses concerning the Motion are resolved in accordance with the terms of this Order and as set forth in the record of the Sale Hearing. To the extent any such objections or responses were not otherwise withdrawn, waived, or settled, all such objections, and all reservations of rights or relief requested therein, are hereby overruled on the merits and denied with prejudice.

Approval of the Sale Documents

3.           The Sale Documents, all of the terms and conditions thereof, the sale of the Assets, and all other Transactions are hereby approved in all respects.

4.           Pursuant to section 363(b) of the Bankruptcy Code, the Debtors are authorized to perform their obligations under, and comply with the terms of, the Sale Documents, and to consummate the sale of the Assets and the other Transactions pursuant to, and in accordance with, the terms and conditions of the Sale Documents.

5.           The Debtors are authorized to execute, deliver, perform under, consummate, and implement the Sale Agreement, together with all additional instruments and documents that may

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be reasonably necessary or desirable to implement the Sale Agreement and are authorized to take any and all further actions as may be reasonably requested by Purchaser and provided for in the Sale Agreement for the purpose of assigning, transferring, granting, conveying, and conferring to Purchaser or reducing to possession, the Assets, or as may be necessary, desirable or appropriate in connection with the performance by the Debtors of their obligations under the Sale Documents.

6.           This Order and the Sale Documents shall be binding in all respects upon all creditors (whether known or unknown) of the Debtors, all nondebtor parties to the Assumed Contracts, all successors and assigns of Purchaser, the Debtors, and their affiliates, and any subsequent trustee(s) appointed in the Debtors' Chapter 11 cases or upon a conversion thereof to Chapter 7 of the Bankruptcy Code and shall not be subject to rejection. Nothing contained in any Chapter 11 plans confirmed in these bankruptcy cases or in any order of the Court confirming any such Chapter 11 plans shall conflict with or modify the rights of the Purchaser pursuant to the provisions of the Sale Documents or this Order.

7.           The Sale Documents and any related agreements, documents, or other instruments may be modified, amended, or supplemented by the parties thereto in accordance with the terms thereof without further order of the Court.

Transfer of the Assets

8.           Except as expressly permitted or otherwise specifically provided for in the Sale Agreement or this Order, pursuant to sections 105(a) and 363(f) of the Bankruptcy Code, at the Closing and upon consummation of the Transactions, Purchaser shall acquire good and marketable title in and to, or a valid leasehold interest in, each of the Assets, entirely free and clear of all Interests of any kind or nature whatsoever, except for the Assumed Liabilities, with all such Interests of any kind or nature whatsoever (except for the Assumed Liabilities) to attach

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to the net proceeds of the sale in the order of their priority, with the same validity, force, and effect which they now have as against the Assets, subject to any claims and defenses the Debtors or any other party in interest may possess with respect thereto.

9.          Except as expressly permitted or otherwise specifically provided by the Sale Agreement or this Order, all persons and entities, including, but not limited to, all debt security holders, equity security holders, governmental, tax, and regulatory authorities, lenders, employees, and other creditors, holding Interests of any kind or nature whatsoever (except for the Assumed Liabilities) against or in the Debtors or the Assets (whether legal or equitable, secured or unsecured, matured or unmatured, contingent or non-contingent, senior or subordinated), arising under or out of, in connection with, or in any way relating to, the Debtors, the Assets, the operation of the Business prior to the Closing, or the transfer of the Assets to Purchaser, are forever barred, estopped, and permanently enjoined from asserting against Purchaser, its successors or assigns, its property, or the Assets, such persons' or entities' Interests.

10.          The transfer of the Assets to Purchaser pursuant to the Sale Documents does not require any consents and constitutes a legal, valid, and effective transfer of the Assets, and shall vest Purchaser with all right, title, and interest of the Debtors in and to the Assets entirely free and clear of all Interests of any kind or nature whatsoever (except for the Assumed Liabilities).

11.          If any person or entity that has filed financing statements, mortgages, mechanic's liens, lis pendens, or other documents or agreements evidencing Interests in the Assets shall not have delivered to the Debtors prior to the Closing, in proper form for filing and executed by the appropriate parties, termination statements, instruments of satisfaction, releases of all Interests which the person or entity has with respect to the Assets, then (a) the Debtors are authorized to execute and file such statements, instruments, releases, and other documents on behalf of the

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person or entity with respect to the Assets, and (b) Purchaser is authorized to file, register, or otherwise record a certified copy of this Order which, once filed, registered, or otherwise recorded, shall constitute conclusive evidence of the release of all Interests in the Assets of any kind or nature whatsoever (except for the Assumed Liabilities).

Assumption, Assignment, and Sale to Purchaser

of the Assumed Contracts

12.          Pursuant to sections 105(a), 363, and 365 of the Bankruptcy Code, the Debtors' assumption, assignment, and sale to Purchaser at the Closing, and the Purchaser's assumption at the Closing on the terms set forth in the Sale Agreement, of the Assumed Contracts are approved and all of the requirements of section 365 of the Bankruptcy Code with respect thereto are deemed satisfied.

13.          The Debtors are authorized, but not directed, in accordance with sections 105(a), 363, and 365 of the Bankruptcy Code to (a) assume and assign to the Purchaser at the Closing, pursuant to the terms set forth in the Sale Agreement, the Assumed Contracts entirely free and clear of all Interests of any kind or nature whatsoever (other than the Assumed Liabilities); and (b) execute and deliver to the Purchaser such documents or other instruments as may be necessary to assign and transfer the Assumed Contracts to the Purchaser at the Closing.

14.          With respect to the Assumed Contracts being transferred to the Purchaser at the Closing: (a) such Assumed Contracts shall be transferred and assigned to, and following the Closing shall remain in full force and effect for the benefit of, the Purchaser in accordance with their respective terms, notwithstanding any provision in any such Assumed Contract (including those of the type described in sections 365(b)(2) and (f) of the Bankruptcy Code) that prohibits, restricts, or conditions such assignment or transfer; (b) pursuant to section 365(k) of the Bankruptcy Code, the Debtors shall be relieved from any further liability with respect to such

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Assumed Contracts after such assignment to and assumption by the Purchaser; (c) each such Assumed Contract is an unexpired lease or executory contract of the Debtors under section 365 of the Bankruptcy Code; (d) the Debtors may assume each such Assumed Contract in accordance with section 365 of the Bankruptcy Code; (e) the Debtors may assign each such Assumed Contract to the Purchaser in accordance with sections 363 and 365 of the Bankruptcy Code, and any provisions in any such Assumed Contracts that prohibit or condition the assignment of such Assumed Contracts, that require a consent, approval, waiver, notice, or opinion from or to any party, or allow the nondebtor party to such Assumed Contracts to terminate, recapture, impose any penalty, condition renewal or extension, or modify any term or condition upon the assignment of such Assumed Contract, constitute unenforceable anti-assignment provisions that are null and void and of no force or effect; (f) all other requirements and conditions under sections 363 and 365 of the Bankruptcy Code for the assumption by the Debtors and assignment to the Purchaser of each such Assumed Contract have been satisfied; and (g) upon consummation of the Closing, in accordance with sections 363 and 365 of the Bankruptcy Code, the Purchaser shall be fully and irrevocably vested in all right, title, and interest of the Debtors in each such Assumed Contract.

15.          The Purchaser has demonstrated adequate assurance of future performance with respect to the Assumed Contracts to be assigned to it, and has satisfied the requirements of the Bankruptcy Code. The Assumed Contracts, upon assignment to the Purchaser, are and shall be deemed valid and binding and in full force and effect in accordance with their terms.

16.          Any provision in any Assumed Contracts or any other agreement to which the Debtors are parties that purports to declare a breach or default as a result of a change in control of the Business or requires the consent of a nondebtor party in connection with a change in

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control of the Business is hereby deemed unenforceable under section 365(f) of the Bankruptcy Code.

17.          Except as otherwise specifically provided for in the Sale Agreement, pursuant to sections 105(a), 363, and 365 of the Bankruptcy Code, all parties to the Assumed Contracts are forever barred and enjoined from raising or asserting against Purchaser any assignment fee, default, breach, or claim of pecuniary loss, or condition to assignment, arising under or related to the Assumed Contracts existing as of the Closing under the Sale Agreement, arising by reason of the Closing under the Sale Agreement. Any party that may have had the right to consent to the assignment of its Assumed Contracts is deemed to have consented to such assignment for purposes of section 365(e)(2)(A)(ii) of the Bankruptcy Code, and otherwise, if it failed to object to the assumption and assignment or if any such objection is ultimately overruled or otherwise denied.

18.          Each nondebtor party to an Assumed Contract is forever barred, estopped, and permanently enjoined from asserting against Purchaser, or its property, any default existing as of the Closing.

Additional Provisions

19.          The consideration provided by Purchaser for the Assets under the Sale Documents constitutes reasonably equivalent value and fair consideration under the Bankruptcy Code and under the laws of the United States, any state, territory, possession, or the District of Columbia.

20.          The consideration provided by Purchaser for the Assets under the Sale Documents is fair and reasonable, and the Transactions may not be avoided under section 363(n) of the Bankruptcy Code.

21.          Prior to the Closing of the sale of the Assets, each of the Debtors' creditors is authorized and directed to execute such documents and take all other actions as may be

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necessary to release effective as of the Closing its Interests (other than the Assumed Liabilities) in the Assets, if any, as such Interests may have been recorded or may otherwise exist.

22.           This Order (a) shall be effective as a determination that, on the Closing, all Interests of any kind or nature whatsoever existing as to the Assets prior to the Closing have been unconditionally released, discharged, and terminated (other than the Assumed Liabilities), and that the conveyances described herein have been effected, and (b) shall be binding upon and shall govern the acts of all entities including, without limitation, all filing agents, filing officers, title agents, title companies, recorders of mortgages, recorders of deeds, registrars of deeds, administrative agencies, governmental departments, secretaries of state, federal, state, and local officials, and all other persons and entities who may be required by operation of law, the duties of their office, or contract, to accept, file, register, or otherwise record or release any documents or instruments, or who may be required to report or insure any title or state of title in or to any of the Assets.

23.           Each and every federal, state, and local governmental agency or department is directed to accept any and all documents and instruments necessary and appropriate to consummate the Transactions contemplated by the Sale Agreement.

24.           All entities that are presently, or on the Closing Date may be, in possession of any or all of the Assets are directed to surrender possession of the Assets to Purchaser on the Closing Date.

25.           Except for the Assumed Liabilities, Purchaser shall have no liability or responsibility for any liability or other obligation of the Debtors arising under or related to the Assets. Without limiting the generality of the foregoing, and except as otherwise specifically provided herein, to the maximum extent allowed by law, Purchaser shall not be liable for any

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claims against the Debtors or any of their predecessors or affiliates, and Purchaser shall have no successor or vicarious liabilities of any kind or character including, but not limited to, any such liability that may be imposed by statute (e.g., under so-called "bulk sale" laws) or any theory of antitrust, environmental, successor or transferee liability, labor law, de facto merger, or substantial continuity, whether known or unknown as of the Closing, now existing or hereafter arising, whether fixed or contingent, with respect to the Debtors or any obligations of the Debtors arising prior to the Closing, including, but not limited to, liabilities on account of any taxes arising, accruing, or payable under, out of, in connection with, or in any way relating to the operation of the Assets prior to the Closing.

26.      From the sale proceeds, the Lender shall carveout the following amounts from their collateral: $50,000.00 for general unsecured creditors (the "Unsecured Creditor Carveout"), $127,000.00 for non-professional administrative expenses (the "Non-Professional Administrative  Carveout") and an aggregate amount of $260,000 for the Court approved fees and expenses of the Debtors' counsel, Shraiberg, Ferrara & Landau, P.A. and Debtors' restructuring consultant, Kinetic Advisors (the "Professional Carveouna, The. Unsecured Creditor Carveout, the Non-Professional Carveout and the Professional Carveout (collectively the "Carveouts") constitute carveouts and concessions from the Lender's collateral which shall not be subject to any lien or claim of any other class of administrative, secured or unsecured claims (whether priority or non-priority) and shall not constitute property of the Debtors' bankruptcy estates. Furthermore, in the event that less than $127,000.00 is required to pay non-professional administrative expenses, any

The Professional Carveout was reduced from $300,000.00 to $260,000.00 pursuant to an agreement reached between the Lender, Debtors' counsel, Shraiberg, Ferrara & Landau, P.A. and Debtors' restructuring consultant, Kinetic Advisors.

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funds remaining in the Non-Professional Administrative Carveout shall be returned to the Lender.

27.           The Lender also agreed to waive its right to recover on behalf of its unsecured deficiency claim in these bankruptcy cases. Such waiver does not constitute a waiver or release of the Lender's right to recover the balance of its claims including but not limited through enforcement of its lien rights or security interests to the extent they are collateralized by any of the remaining assets in these estates or in assets outside these proceedings or its right to pursue or otherwise recover against any third parties on account of such claims.

28.         Upon Closing, pursuant to Section 2.2(a) of the Sale Agreement, Purchaser shall transmit by wire transfer to Lender the Cash Purchase. Price less the Deposit of $200,000.00 less the adjustments, if any, pursuant to section 1.5(c) of the Sale Agreement (the "Net Closing Proceeds").

29.            Upon Closing, the Purchaser's Deposit, which funds represent proceeds from the sale of the Lender's collateral and do not constitute property of the Debtors' estates, shall remain in Debtors' counsel's escrow account pending further Order of the Court. The Deposit shall satisfy the Lender's commitment to fund the Unsecured Creditor Carveout and the Non-Professional Administrative Carveout. The remaining balance of the Deposit, in the amount of $23,000.00, shall be applied to the Lender's commitment to fund the Professional Carveout.

30.         Upon consummation of the sale, the sum of $92,000.00 shall be deposited by the Lender into an escrow account held at Berger Singerman, P.A. Said $92,000.00, along with the $145,000.00 being held in escrow by Berger Singerman, P.A. in accordance with the Order granting Debtors' Emergency Agreed Motion for Extension of Debtor-in-Possession Loan set forth in the Final Order Authorizing Debtors to Obtain Post-Petition Financing and Granting

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Super-Priority Lien. Pursuant to 11 U.S.C. §§ 105 and 364 and Fed. R. Bankr. P. 4001 (DE 119), shall be wired to Debtors' counsel, Shraiberg, Ferrara & Landau, P.A. upon entry of an Order approving Debtors' counsel's and Kinetic Advisors' fee application or in accordance with the Order Granting Debtors' Motion to Establish Procedures to Permit Monthly Payment of Interim Fee Applications of Chapter 11 Professionals (DE 80).

31.          Because the Debtors will no longer be operating after the sale closes, the Lender has agreed to assist counsel for the Debtors in performing any administrative duties required to close the bankruptcy cases, including but not limited to assisting in the completion of debtor-inpossession monthly operating reports.

32.          At Closing, Debtors' counsel, Shraiberg, Ferrara & Landau, P.A. shall take possession of the hard drives from Debtors' communication server (and backups thereof) and shall hold same until further Order of the Court.

33.          To the fullest extent authorized under applicable law, under no circumstances shall Purchaser be deemed a successor of or to the Debtors for any Interests (other than the Assumed Liabilities) against or in the Debtors or the Assets of any kind or nature whatsoever other than as provided for in this Order. Except as otherwise provided in this Order, the sale, transfer, assignment and delivery of the Assets shall not be subject to any Interests, other than the Assumed Liabilities, and the Excluded Liabilities shall remain with, and continue to be obligations of, the Debtors (subject to any and all rights and defenses of the Debtors with respect thereto, as debtors-in-possession under the Bankruptcy Code or otherwise). Except as otherwise provided in this Order, all persons holding Interests against or in the Assets of any kind or nature whatsoever other than the Assumed Liabilities shall be, and are, forever barred, estopped, and permanently enjoined from asserting, prosecuting, or otherwise pursuing such Interests of any

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kind or nature whatsoever against Purchaser, its property, its successors and assigns, or the Assets, as an alleged successor or otherwise, with respect to any Interest of any kind or nature whatsoever such person or entity had, has, or may have against the Debtors, their estates, officers, directors, shareholders, or the Assets. Following the Closing, no holder of an Interest (other than the Assumed Liabilities) in the Debtors shall interfere with Purchaser's title to or use and enjoyment of the Assets based on or related to such Interest, or any actions that the Debtors may take in their Chapter 11 cases.

34.             This Court retains jurisdiction to enforce and implement the terms and provisions of the Sale Documents, all amendments thereto, any waivers and consents thereunder, and of each of the agreements executed in connection therewith in all respects, including, but not limited to, retaining jurisdiction to (a) subject to the terms and conditions of the Sale Documents, compel delivery of the Assets to Purchaser or performance of other obligations of the Debtors under the Sale Agreement, (b) compel delivery of the purchase price by Purchaser or performance of other obligations of Purchaser contained in the Sale Documents, including (without limitation) the timely payment of the Assumed Liabilities, owed to the Debtors or to other parties pursuant to the Sale Documents, (c) resolve any disputes arising under or related to the Sale Documents, except as otherwise provided therein, (d) interpret, implement, and enforce the provisions of this Order, and (e) protect Purchaser against (i) any of the Excluded Liabilities or (ii) any Interests in the Assets (other than the Assumed Liabilities), of any kind or nature whatsoever, attaching to the proceeds of the sale; provided, however, that in the event the Court abstains from exercising or declines to exercise such jurisdiction or is without jurisdiction with respect to the Sale Documents or this Order, such abstention, refusal, or lack of jurisdiction shall

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have no effect upon, and shall not control, prohibit, or limit the exercise of jurisdiction of any other court having competent jurisdiction with respect to any such matter.

35.           The Transactions contemplated by the Sale Documents are undertaken by Purchaser in good faith, as that term is used in section 363(m) of the Bankruptcy Code, and accordingly, the reversal or modification on appeal of the authorization provided herein to consummate the sale shall not affect the validity of the sale of the Assets to Purchaser (including the assumption, assignment, and sale of any of the Assumed Contracts), unless such authorization is duly stayed pending such appeal. Purchaser is a purchaser in good faith of the Assets and is entitled to all of the protections afforded by section 363(m) of the Bankruptcy Code. Purchaser has not violated section 363(n) by any action or inaction, and the Transactions do not violate the provisions of section 363(n) of the Bankruptcy Code.

36.          The terms and provisions of the Sale Documents and this Order shall be binding in all respects upon, and shall inure to the benefit of, the Debtors, their estates, and their creditors; Purchaser, and its respective affiliates, successors, and assigns; and any affected third parties, including, but not limited to, all persons asserting an Interest in the Assets to be sold to Purchaser pursuant to the Sale Agreement, notwithstanding any subsequent appointment of any trustee(s), party, entity, or other fiduciary under any section of any chapter of the Bankruptcy Code, as to which trustee(s), party, entity, or other fiduciary such terms and provisions likewise shall be binding.

37.          The failure specifically to include any particular provisions of the Sale Documents in this Order shall not diminish or impair the effectiveness of such provisions, it being the intent of the Court that the Sale Documents be authorized and approved in their entirety.

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38.          The Sale Agreement and any related agreements, documents or other instruments may be modified, amended, or supplemented by the parties thereto, in a writing signed by both parties, and in accordance with the terms thereof, without further order of the Court, provided that any such modification, amendment or supplement does not have a material adverse effect on the Debtors' estates.

39.          Time is of the essence in closing the Transactions. Accordingly, the stay of orders authorizing the (i) use, sale, or lease of property as provided for in Bankruptcy Rule 6004(h) and (ii) assignment of an executory contract or unexpired lease as provided for in Bankruptcy Rule 6006(d), shall not apply to this Order, and this Order is immediately effective and enforceable.

40.          This Order constitutes this Court's approval of the Transactions. This Court shall retain jurisdiction to hear and determine all matters arising from or related to the implementation of this Order.

###

Submitted by:

John E. Page
Florida Bar No. 860581
Shraiberg, Ferrara & Landau, P.A.
2385 NW Executive Center Dr., Suite 300 Boca Raton, Florida 33431
Telephone: (561) 443-0800
Facsimile: (561) 998-0047